EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-235910, 333‑201042, 333-158499, 333-142145 and 333-127579) on the Form S-8 of Resources Connection, Inc. and its subsidiaries of our reports dated July 23, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Resources Connection, Inc. and its subsidiaries, appearing in this Annual Report on the Form 10-K of Resources Connection, Inc. and its subsidiaries for the year ended May 29, 2021.

/s/ RSM US LLP

Irvine, California

July 23, 2021